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As filed with the Securities and Exchange Commission on June 21, 2004
Registration No. 33-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under
The Securities Act of 1933

TRINITY CAPITAL CORPORATION
(Exact name of Registrant as specified in its charter)

New Mexico	85-0242376
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1200 Trinity Drive
Los Alamos, New Mexico 87544
(Address of principal executive offices)

TRINITY CAPITAL CORPORATION 1998 STOCK OPTION PLAN
(Full title of the plan)

Heather Boone, Esq.
General Counsel
Trinity Capital Corporation
1200 Trinity Drive
Los Alamos, New Mexico 87544
(Name and address of agent for service)

(505) 662-5171
(Telephone number, including area code, of agent for service)

With copies to:

John E. Freechack, Esq.
Barack Ferrazzano Kirschbaum Perlman & Nagelberg LLP
333 West Wacker Drive, Suite 2700
Chicago, Illinois 60606
(312) 984-3100

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(2)

Common Stock, no par value	200,000 shares	$9.98	$1,996,000	$253.40

(1)
Pursuant to Rule 416(a) under the Securities Act, this Registration Statement also registers such indeterminate number of additional shares as may be issuable under the Plan in connection with share splits, share dividends or similar transactions.

(2)
Calculated solely for purposes of this offering under Rule 457(h) of the Securities Act of 1933, as amended, based on the pro forma book value Common Stock as of March 31, 2004.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

        The document(s) containing the information specified in Part I of Form S-8 will be sent or given to recipients of awards under the Trinity Capital Corporation 1998 Stock Option Plan (the "Plan") as specified by Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act").

        Such document(s) are not being filed with the Commission, but constitute (along with the documents incorporated by reference into the Registration Statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 3.    Incorporation of Certain Documents by Reference.

        The following documents previously or concurrently filed by Trinity Capital Corporation (the "Company") with the Commission are hereby incorporated by reference into this Registration Statement:

  (a)
  The Company's Annual Report on Form 10-K filed with the Commission on March 30, 2004 for the Company's fiscal year ended December 31, 2003;

  (b)
  The Company's Quarterly Report on Form 10-Q filed with the Commission on May 12, 2004 for the Company's fiscal quarter ended March 31, 2004;

  (c)
  The Company's Current Reports on Form 8-K dated April 12, May 24 and June 18, 2004;

  (d)
  All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), since the end of the last fiscal year covered by the Form 10-K referred to in (a) above; and

  (e)
  The description of the Company's Common Stock, no par value, contained in the Company's Registration Statement on Form 10-12G/A filed with the Commission on August 7, 2003 and all amendments or reports filed for the purpose of updating such description.

        All documents subsequently filed by the Company or the Plan with the Commission pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed incorporated by reference into this Registration Statement and to be a part thereof from the date of the filing of such documents. Any statement contained in the documents incorporated, or deemed to be incorporated, by reference herein or therein shall be deemed to be modified or superseded for purposes of this Registration Statement and the prospectus which is a part hereof (the "Prospectus") to the extent that a statement contained herein or therein or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein or therein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement and the Prospectus.

Item 4.    Description of Securities.

        Not Applicable.

Item 5.    Interests of Named Experts and Counsel.

        Not applicable.

Item 6.    Indemnification of Directors and Officers.

        Section 53-11-4.1 of the New Mexico Business Corporation Act empowers a corporation to indemnify any officer or director against judgments, penalties, fines, settlements, and reasonable expenses actually incurred by the person in connection with any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative or investigative, if the person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to a criminal proceeding, had no reasonable cause to believe the person's conduct was unlawful. In an action, suit, or proceeding by or in right of the corporation, indemnification is only permitted for its officer's or director's reasonable expenses and is not permitted if the person is adjudged to be liable to the corporation. In addition, a director or officer shall not be indemnified where the person was adjudged to be liable on the basis that the person improperly received a personal benefit. This section also empowers a corporation to maintain insurance or furnish similar protection, including, but not limited to, providing a trust fund, a letter of credit, or self-insurance, on behalf of any officer of director against any liability asserted against the person in such capacity, regardless of whether the corporation would have the power to indemnify the person against such liability under the provisions of this section.

        The indemnification authorized by Section 53-11-4.1 is not exclusive of any other rights to which an officer or director may be entitled under the Company's articles of incorporation, the Company's bylaws, an agreement, a resolution of shareholders or directors or otherwise.

        The Company's bylaws provide that the Company's current and former officers and directors shall be indemnified to the fullest extent authorized by law against any all expenses, liabilities and losses (including, without limitation, all reasonable investigation expenses, expert witnesses' and attorneys' fees and expenses, judgments, penalties, fines and settlements) actually incurred by the person in connection with any action, suit or proceeding, whether civil, criminal, administrative, or investigative, based upon or relating to such person's capacity as a director or officer.

        The Company provides liability insurance for each director and officer for certain losses arising from claims or charges made against him or her while acting in his or her capacity as a director or officer.

Item 7.    Exemption from Registration Claimed.

        Not Applicable.

Item 8.    Exhibits.

        See the Exhibit Index following the signature page in this Registration Statement, which Exhibit Index is incorporated herein by reference.

Item 9.    Undertakings.

        (a)    The undersigned Registrant hereby undertakes:

          (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

    (i)
    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

    (ii)
    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

    (iii)
    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          provided, however, that paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2)   That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b)   The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c)   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provision, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        In accordance with the requirements of the Securities Act of 1933, the Registrants certify that they have reasonable grounds to believe that they meet all of the requirements of filing on Form S-8 and have duly caused this Registration Statement to be signed on their behalf by the undersigned, thereunder duly authorized, in the City of Los Alamos, State of New Mexico, on June 21, 2004.

TRINITY CAPITAL CORPORATION
By:	/s/ WILLIAM C. ENLOE William C. Enloe President and Chief Executive Officer
By:	/s/ DANIEL R. BARTHOLOMEW Daniel R. Bartholomew Chief Financial Officer

POWER OF ATTORNEY

        Know all men by these presents, that each person whose signature appears below constitutes and appoints William C. Enloe and Steve W. Wells, and each of them, his or her true and lawful attorney-in-fact and agent, each with full power of substitution and re-substitution, for him or her and in his or her name, place and stead, in any and all capacities to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or any of them, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        In accordance with the requirements of the Securities Act of 1933, this Registration Statement was signed by the following persons in the capacities indicated on June 21, 2004.

Signature	Title

/s/ WILLIAM C. ENLOE William C. Enloe	President, Chief Executive Officer and Director
/s/ JEFFREY F. HOWELL Jeffrey F. Howell	Chairman of the Board and Director
/s/ GEORGE A. COWAN George A. Cowan	Director
/s/ DEBORAH U. JOHNSON Deborah U. Johnson	Director
/s/ JERRY KINDSFATHER Jerry Kindsfather	Director
/s/ ARTHUR B. MONTOYA, JR. Arthur B. Montoya, Jr.	Director
/s/ LEWIS A. MUIR Lewis A. Muir	Director

/s/ STANLEY D. PRIMAK Stanley D. Primak	Director
/s/ CHARLES A. SLOCOMB Charles A. Slocomb	Director
/s/ STEVE W. WELLS Steve W. Wells	Secretary and Director
/s/ ROBERT P. WORCESTER Robert P. Worcester	Director

TRINITY CAPITAL CORPORATION

EXHIBIT INDEX
TO
FORM S-8 REGISTRATION STATEMENT

Exhibit No.	Description	Incorporated Herein by Reference to	Filed Herewith
4.1	Certificate of Incorporation, as amended, of Trinity Capital Corporation	exhibit number 3.1 to the Company's Form 10-Q for the fiscal quarter ended March 31, 2004
4.2	Bylaws of Trinity Capital Corporation, as amended	exhibit number 3.2 to the Company's Form 10-K for the fiscal year ended December 31, 2003
5.1	Legal Opinion		X
10.1	Trinity Capital Corporation 1998 Stock Option Plan	exhibit number 10.4 to the Company's Form 10-12b Registration Statement filed with the Commission on April 30, 2003
23.1	Consent of Neff & Ricci LLP		X
23.2	Consent of Counsel		Included in Exhibit 5.1
24.1	Power of Attorney		Included on the Signature Page to this Registration Statement

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PART I INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
POWER OF ATTORNEY
TRINITY CAPITAL CORPORATION EXHIBIT INDEX TO FORM S-8 REGISTRATION STATEMENT